Exhibit 8.1

Ref: 9399	September 27, 2012

Amira Nature Foods Ltd

29E, A.U. Tower

Jumeirah Lake Towers

Dubai, United Arab Emirates

Re: Registration Statement on Form F-1 of Amira Nature Foods Ltd

Dear Sirs/ Mesdames:

We have acted as counsel as to matters of Indian law to Amira Nature Foods Ltd (“ANFI”) and are giving this opinion in connection with its Registration Statement on Form F-1 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), filed on August 29, 2012 (Registration Number 333-183612), as amended through the date hereof.

Based upon such facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption “Taxation — Indian Taxation” constitute the opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. As indicated under such caption, in the absence of guidance as to how the recent amendments to the Indian Income Tax Act, 1961, as amended, would apply in the case of a sale by a holder of ANFI ordinary shares upon the listing of ANFI’s ordinary shares on the New York Stock Exchange, it is not possible for us to opine on this issue. If it is determined that these amendments apply to a holder of ANFI ordinary shares with respect to income arising from the sale of the ordinary shares, such holder could be liable to pay tax in India on such income.

In rendering this opinion, we have reviewed the Registration Statement and such laws of the Republic of India as have been published and made publicly available, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. We have made no investigation of the laws of any jurisdiction other than the Republic of India and do not express or imply any opinions as to the laws of any jurisdiction other than those of the Republic of India as applicable on the date of this opinion. This opinion is governed by and shall be construed in accordance with Indian law. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur. Our opinion is not binding on the Indian Income Tax Department or a court. The Indian Income Tax Department may disagree with one or more of our conclusions, and a court may sustain the Indian Income Tax Department’s position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Yours Truly,

/s/ Amarchand & Mangaldas & Suresh A. Shroff & Co.